MGT Capital Issues Letter to Shareholders

DURHAM, NC, September 27, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) issued the following letter to shareholders from H. Robert Holmes, Chairman of the Board and Interim Chief Executive Officer, Stephen Schaeffer, Chief Operating Officer, and Robert Lowrey, Chief Financial Officer:

“The past several months have posed tremendous challenges to the Bitcoin mining industry, and to MGT itself. Given this, we would like to address some of those challenges, and share with investors the steps we are taking to assure future successes.

Less than a year ago, as MGT was ramping up its expansion plans, Bitcoin was trading at about the same level as today, only to move to what many deemed a bubble at $20,000 in December 2017. But while nearly all external attention focuses on the price of Bitcoin, mining economics have been much more pressured by the Difficulty Rate – a computation used by miners to determine the amount of computing power required to mine bitcoin. The Difficulty Rate is directly influenced by the total size of the entire Bitcoin network. The Bitcoin network has grown six-fold in the past year, resulting in a six-fold increase in difficulty. Today, the network requires the computing power of 80 Bitmain S9 miners to mine one Bitcoin per month, where a year ago it required roughly 12. Meanwhile, demand from miners also drove up hardware and power prices, the largest costs of production.

Despite the increased Difficulty Rate greatly increasing costs, Bitcoin mining can still be highly profitable on a marginal cost basis. What’s more, it is our opinion that the market will adjust in the near future to swing the economics to a more favorable level. On an indexed basis, the ratio of Difficulty to Price is at multiyear highs, and we expect some reversion to the mean moving forward.

As we were confronted with difficult industry realities, MGT was also faced with a number of our own specific issues. To accommodate an ambitious growth agenda, the company was forced to rely on outside vendors. Our facility in Central Washington was and is strong, but the region’s power infrastructure is limited, so we scoured the globe for an ideal location to expand. Ultimately, we secured a commitment for a facility in northern Sweden, with the promise of decreased cooling costs and cheap, abundant electricity.

Unfortunately, this expansion into Sweden was mired with challenges, as MGT was forced to address the inexperience and thinly-stretched capital of our hosting vendor. The company was forced to concentrate a significant amount of management efforts to the facility, as engineering errors and issues with the electric utility continued to arise. While the facility was able to produce Bitcoin, running a total of 50 Ph/s for all miners, the costs of rectifying vendor errors has required large outlays of capital with uncertain returns.

Due to these concerns, we began intensely researching alternative locations for our principal mining operation. The current state of mining economics has created an ample supply of geographically closer locations with adequate capacity and relatively inexpensive power supplies. Today, we are confident that an appropriate location in the United States or Canada can be secured within the next several weeks, and that rates for hosting and power in that location will be materially lower and more stable than in Sweden.

Given the above circumstances, this past Monday we concluded that any further monetary investment in Sweden would be a misuse of capital, and began the process of palletizing and shipping our S9 miners to North America. Aside from a breached contract by our hosting vendor, MGT has signed no commitments with either the facility owner in Sweden or the electric utility.

We have confidence that this transition will materially reduce MGT’s costs while establishing the conditions for stable, secure growth. Management will keep investors updated throughout this transition, particularly as we finalize the details of our new principal facility. We are committed to engaging with shareholders consistently and openly as we work to better position the company for long-term success.”

About MGT Capital Investments, Inc.

Operating in facilities in Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT oversees the operation of approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact:

Dominique Villanueva

dominique.villanueva@mmhgroup.io

919-378-1788